Exhibit 99.1

FOR IMMEDIATE RELEASE	NR06-23

DYNEGY TO RESTATE 2005 FINANCIAL STATEMENTS

TO REFLECT $13 MILLION INCREASE IN NET DEFERRED TAX LIABILITY

•	Income from discontinued operations and net income for second quarter 2005 and year-end 2005 to be reduced by $13 million

•	Restatement does not impact 2005 reported cash flows or previously announced 2006 cash flow and earnings estimates

HOUSTON (April 28, 2006)—Dynegy Inc. (NYSE: DYN) today announced that it will restate its previously issued audited financial statements for the year 2005 and its unaudited interim financial statements for the second and third quarters of 2005 to reflect a $13 million increase in the company’s net deferred tax liability.

In the second quarter 2005, Dynegy recognized a $125 million tax benefit in anticipation of the sale of its Midstream natural gas liquids business. This benefit resulted from a reduction in the valuation allowance related to the company’s capital loss carryforwards expected to be used against capital gains generated by the Midstream sale. Dynegy recently identified that a portion of the capital loss carryforwards had been previously used and, therefore, was not available for use against the 2005 capital gains. Because Dynegy mistakenly used these unavailable capital loss carryforwards against capital gains generated by the Midstream sale, income from discontinued operations was overstated by $13 million and its net deferred tax liability was understated by $13 million. As a result, the company intends to restate its previously reported financial results to reflect the following adjustments:

•	Income from discontinued operations for year-end 2005, which was reported as $912 million, will be reduced to $899 million;

•	Net income for year-end 2005, which was reported as $103 million, will be reduced to $90 million; and

•	Net income applicable to common stockholders for year-end 2005, which was reported as $81 million or $0.21 per diluted share, will be reduced to $68 million or $0.18 per diluted share.

Dynegy expects to file an amended 2005 Form 10-K and amended second and third quarter 2005 Form 10-Qs reflecting the $13 million adjustment prior to filing its first quarter 2006 Form 10-Q. Accordingly, the referenced financial statements should not be relied upon until such time as the company files these amended documents.

The company previously disclosed that in connection with the evaluation and testing activities for Section 404 of Sarbanes-Oxley it had identified a material weakness in its internal controls related to the preparation, analysis and recording of its income tax provision. Dynegy determined that this restatement is a result of the material weakness. Management’s Report on Internal Control over Financial Reporting as of December 31, 2005 will also be restated in the Form 10-K/A when filed. The company is continuing to remediate this material weakness in order to enhance and strengthen its accounting for income taxes.

The adjustment will not impact the company’s cash and liquidity positions or its cash flow and earnings estimates as previously announced on March 8, 2006. Dynegy plans to report first quarter 2006 financial results and update 2006 cash flow and earnings estimates based primarily on changes in forward pricing curves and liability management activities subsequent to the company’s last results news release before the opening of the New York Stock Exchange on Tuesday, May 9, 2006. In connection with the announcement, Dynegy Chairman and Chief Executive Officer Bruce A. Williamson and members of the company’s senior management team will discuss results and 2006 estimates during an investor presentation to be web cast live beginning at 9 a.m. ET/8 a.m. CT on May 9.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,800 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the anticipated impact of the adjustment, the timing of Dynegy’s restatement of its financial statements and the ultimate effectiveness of the ongoing efforts to mitigate the material weakness referred to above. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results and the periods affected to vary materially from those expected include the actual results of Dynegy’s ongoing review of its deferred income tax items, the ability of the company to file the restatements of its financial statements in the anticipated timeframe and the level of success achieved through the implementation of strategies, processes and procedures designed to enhance and strengthen Dynegy’s accounting for income taxes. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2005, which is available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

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